EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

FULL YEAR 2006 PROFIT OF $343 MILLION

Will distribute $111 million of profit sharing to co-workers

HOUSTON, Jan. 18, 2007 - Continental Airlines (NYSE: CAL) today reported 2006 net income of $343 million ($3.30 diluted earnings per share), a substantial improvement over the 2005 net loss of $68 million. 2006 net income includes a $92 million gain on the sale of a portion of the company's investment in Copa Airlines and a net charge from other special items of $53 million. Excluding special items, Continental's net income for the full year was $304 million ($2.95 diluted earnings per share), a substantial improvement over the 2005 net loss of $205 million excluding special items.

In spite of fuel price increases costing over $510 million year-over-year, 2006 net income improved on strong revenue growth, which was up 17.1 percent year-over-year, and continued cost reduction initiatives.

"Because of the hard work of my more than 44,000 co-workers, we were able to deliver solid results for the year," said Larry Kellner, Continental's chairman and chief executive officer. "We look forward to distributing $111 million in profit sharing on Valentine's Day."

Continental reported a fourth quarter 2006 net loss of $26 million ($0.29 diluted loss per share), including a special charge of $22 million related to lump-sum payments to retiring pilots. Excluding the special charge, Continental recorded a net loss of $4 million ($0.04 diluted loss per share).

Operating income for the fourth quarter of 2006 was $20 million ($42 million excluding special charges), the largest fourth quarter operating income since 2000. This was an improvement of $114 million ($115 million excluding special charges) over the same period of 2005.

Revenue and Capacity

Passenger revenue for the quarter increased 10.6 percent ($274 million) over the same period in 2005 to $2.9 billion. Passenger revenue for the year increased 17.3 percent ($1.8 billion) over the same period in 2005 to $12 billion. For both the quarter and the year, the company had double digit percentage growth in each international geographic region.

Consolidated revenue passenger miles (RPMs) for the quarter increased 8.7 percent year-over-year on a capacity increase of 6.1 percent, resulting in a record fourth quarter consolidated load factor of 79.8 percent, 1.9 points above the previous fourth quarter record set in 2005. Consolidated yield for the quarter increased 1.8 percent year-over-year. Consolidated revenue per available seat mile (RASM) for the quarter increased 4.3 percent year-over-year due to increased yield and record load factors.

Mainline RPMs in the fourth quarter of 2006 increased 8.8 percent over the fourth quarter 2005, on a capacity increase of 6.0 percent. Mainline load factor was a record 80.2 percent, up 2.1 points year-over-year. Continental's mainline yield increased 2.9 percent over the same period in 2005. As a result, fourth quarter 2006 mainline RASM was up 5.5 percent over the fourth quarter of 2005.

During the quarter, Continental continued to achieve domestic length-of-haul adjusted mainline yield and RASM premiums to the industry.

"In 2006, we grew revenue at almost twice the rate we grew capacity, and we grew mainline capacity more than any of the other major network carriers," said Jeff Smisek, president of Continental.  "Our great people and product helped return us to profitability."

Passenger revenue for the fourth quarter of 2006 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Fourth Quarter 2006 vs. Fourth Quarter 2005
		Passenger Revenue	RASM	ASMs

Domestic	$1,306	7.4%	3.5%	3.7%
Trans-Atlantic	490	15.3%	3.9%	11.0%
Latin America	317	28.0%	14.4%	11.9%
Pacific	215	12.2%	11.2%	0.9%
Total Mainline	$2,328	11.9%	5.5%	6.0%

Regional	$ 534	5.2%	(1.1)%	6.4%

Consolidated	$2,862	10.6%	4.3%	6.1%

Operational Accomplishments

Twice during the quarter, Continental paid its employees bonuses for finishing in the top three of the network carriers for monthly on time performance. Despite severe winter weather in some parts of the U.S., Continental's employees worked together to deliver a systemwide mainline completion factor of 99.6 percent for the quarter, operating 26 days without a single mainline cancellation. The company recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 73.7 percent during the quarter, which was adversely impacted by the weather, air traffic control ground delay programs and record load factors.

Continental outranked all other U.S. carriers to be chosen as the Best Airline for North American Travel in Business Traveler magazine's 2006 Readers' Choice Best in Business Travel Survey. The company placed highest among U.S. airlines for Best Flight Attendants and Best In-flight Services.

Continental made several product improvements in the fourth quarter. The company introduced new BusinessFirst menus on international flights and completed the installation of Audio/Video on Demand (AVOD) in the BusinessFirst cabins of its entire Boeing 757-200 fleet used on transatlantic flights from its New York hub at Newark Liberty International Airport. The new AVOD allows customers to choose from up to 25 movies, 25 short-subject programs and 50 compact discs. The company has also installed in-seat AC power ports that don't require an adapter on these aircraft in BusinessFirst and economy class seats located forward of the overwing emergency exit.

US Helicopter Corporation and Continental launched a new alliance during the quarter to provide eight-minute shuttle service between Manhattan and its New York hub at Newark Liberty. Additionally, Newark Liberty continues to provide fast rail connection to Manhattan.

Financial Results

Continental's mainline cost per available seat mile (CASM) increased 1.3 percent (2.4 percent holding fuel rate constant) in the fourth quarter compared to the same period last year. CASM increased 3.3 percent (down 1.0 percent holding fuel rate constant) in 2006 as compared to 2005.

"It's great to realize the payoff of several years of hard work with a solid profit for the year," said Jeff Misner, Continental's executive vice president and chief financial officer. "We've done a lot of work, but we've got more to do, so we'll keep focused."

Continental continues to enhance its fuel efficient fleet. With mainline ASMs up 6.0 percent for the fourth quarter, fuel consumption increased only 4.9 percent. The company completed installation of winglets on its entire 757-200 fleet in the fourth quarter of 2006. Work will begin in 2007 to install winglets on 37 of its 737-500 and 11 of its long-range 737-300 aircraft.  Winglets lower drag and improve aerodynamic efficiency, which can reduce fuel consumption by up to five percent.

Continental ended the fourth quarter with approximately $2.48 billion in unrestricted cash and short-term investments.

2006 Accomplishments

Continental's superior customer service and excellent employee relations continued to distinguish the airline from its competitors in 2006.

  Continental was rated the top airline on FORTUNE magazine's Most Admired Global Companies list and was named the most admired airline on the magazine's annual America's Most Admired airline industry list.
  The company received the highest rank in customer satisfaction among network carriers in North America in the J.D. Power and Associates 2006 Airline Satisfaction Index StudySM.
  For the ninth year in a row, Continental outranked all of its U.S. competition in international Business Class service, according to results of a survey of Condé Nast Traveler readers published in the magazine's October 2006 edition. Continental also placed highest among its network peers for domestic premium-class service.
  Continental won OAG's "Best Airline Based in North America" and "Best Executive/Business Class" at the OAG Airline of the Year Awards 2006.
  Continental began nonstop service between New York Liberty and Barcelona, Spain; Cologne, Germany; and Copenhagen, Denmark. The company also added nonstop Saturday service from New York to Roatan, Honduras, and to Bonaire, Netherlands Antilles. Continental serves more international destinations than any other U.S. carrier.
  Continental sold nearly $3 billion of tickets on continental.com in 2006, up 40 percent over 2005.
  Continental's operational performance in 2006 was outstanding, with the company recording 101 days without a single mainline flight cancellation. With passenger traffic at record levels, Continental recorded a DOT on-time arrival rate of 73.4 percent and a completion factor of 99.6 percent for the year.
  Continental ordered 10 additional Boeing 787 Dreamliner aircraft, bringing to 20 the total number of 787s the company has ordered from The Boeing Company. Continental is the largest U.S. customer for Boeing's newest widebody aircraft.
  The company also ordered 26 additional Boeing 737NG aircraft, bringing to 60 the total number of 737NG aircraft ordered by Continental for delivery in 2008 and 2009. Twenty-four of these aircraft will be 737-900ERs, the newest member of the Boeing 737NG family.  Continental is the first U.S. carrier to order the extended-range twinjet that flies about 500 nautical miles farther than the existing 737-900.  The new aircraft will have among the lowest operating costs in Continental's fleet and will allow the carrier to serve high demand markets more efficiently.
  Continental completed the installation of winglets on 182 of its 737-700/800 and 757-200 aircraft.
  Continental has improved fuel efficiency by nearly 25 percent per available seat mile as compared to 1998, as a result of several factors, including fleet modernization, improved operating procedures and implementation of fuel-saving technology like winglets and GE90 3D Aero blades.
  Continental's share price increased 94 percent in 2006 on top of a 57 percent increase in 2005.
  The company raised approximately $1.12 billion of capital during the year, including in the fourth quarter, $200 million aggregate principal amount of 8.75% unsecured notes due December 2011.
  The company reduced scheduled 2007 debt and capital lease payments from $937 million (measured as of Dec. 31, 2005) to $358 million (assuming conversion of $200 million of convertible notes maturing on February 1, 2007).
  Continental will distribute $111 million of profit sharing to its co-workers on Valentine's Day, Feb. 14, 2007.
  Employees also benefited from stock options issued in connection with pay and benefit cost reductions. At yesterday's closing, the realized and unrealized gains from these options was nearly $300 million.
  Continental employees earned five monthly on-time bonus payments in 2006. The total bonus amount for 2006 per qualifying employee was $360, for a total payout of over $14 million.
  Continental contributed $246 million to its pension plans in 2006, significantly exceeding its minimum funding requirement during that calendar year. The company contributed an additional $71 million to its pension plans in January 2007, again exceeding its minimum funding requirement during the first quarter of 2007. Since the beginning of 2002, Continental has contributed nearly $1.2 billion to its pension plans.
  Nearly 4,000 employees, family members and friends participated in March of Dimes WalkAmerica as part of the Continental team. Continental is a national sponsor of the March of Dimes WalkAmerica and the "official airline" of the March of Dimes National Ambassador Program.
  The Continental Scholarship Fund provided scholarship awards to 189 co-workers and dependents to help with tuition and fees. Scholarship funds are donated by employees through payroll deduction and raised by The Continental Management Association.
  Continental's WE CARE Employee Fund donated over $810,000 to assist 549 employees with basic necessities during unexpected emergencies.
  Continental's employees worked together to encourage Houston voters to approve Proposition G which will allow Houston's airports to continue to create jobs and economic opportunity.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas,

Europe and Asia, serving 150 domestic and 136 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 44,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in its computer systems, and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2006	2005		2006	2005

Operating Revenue:
Passenger (excluding fees and taxes of $329, $292, $1,369 and $1,176)	$2,862	$2,588	10.6%	$12,003	$10,235	17.3%
Cargo	122	118	3.4%	457	416	9.9%
Other, net	173	139	24.5%	668	557	19.9%
	3,157	2,845	11.0%	13,128	11,208	17.1%

Operating Expenses:
Aircraft fuel and related taxes	725	714	1.5%	3,034	2,443	24.2%
Wages, salaries and related costs	716	640	11.9%	2,875	2,649	8.5%
Regional capacity purchase, net	448	432	3.7%	1,791	1,572	13.9%
Aircraft rentals	248	239	3.8%	990	928	6.7%
Landing fees and other rentals	187	174	7.5%	764	708	7.9%
Distribution costs	155	143	8.4%	650	588	10.5%
Maintenance, materials and repairs	140	121	15.7%	547	455	20.2%
Depreciation and amortization	99	96	3.1%	391	389	0.5%
Passenger services	88	80	10.0%	356	332	7.2%
Special charges (A)	22	21	NM	27	67	NM
Other	309	279	10.8%	1,235	1,116	10.7%
	3,137	2,939	6.7%	12,660	11,247	12.6%

Operating Income (Loss)	20	(94)	NM	468	(39)	NM

Nonoperating Income (Expense):
Interest expense	(101)	(105)	(3.8)%	(401)	(410)	(2.2)%
Interest capitalized	5	3	66.7%	18	12	50.0%
Interest income	38	24	58.3%	131	72	81.9%
Income from affiliates	12	23	(47.8)%	61	90	(32.2)%
Gain on sale of Copa Holdings, S.A. shares	-	106	NM	92	106	(13.2)%
Gain on disposition of ExpressJet Holdings shares	-	-	-	-	98	NM
Other, net	-	-	NM	-	3	-
	(46)	51	NM	(99)	(29)	NM

Income (Loss) before Income Taxes	(26)	(43)	(39.5)%	369	(68)	NM
Income Taxes	-	-	-	-	-	-
Cumulative Effect of Change in Accounting Principle (B)	-	-	-	(26)	-	NM

Net Income (Loss)	$ (26)	$ (43)	(39.5)%	$ 343	$ (68)	NM

Earnings (Loss) per Share:
Basic	$(0.29)	$(0.53)	(45.3)%	$ 3.86	$(0.96)	NM
Diluted	$(0.29)	$(0.53)	(45.3)%	$ 3.30	$(0.97)	NM

Shares used for Computation:
Basic	91.2	80.8	12.9%	89.0	70.3	26.6%
Diluted	91.2	80.8	12.9%	111.4	70.3	58.5%

  During the fourth quarter of 2006 and 2005, the company recorded special charges of $22 million and $21 million, respectively, primarily related to settlement charges for lump-sum distributions from the pilot pension plans. In 2006, the company recorded special charges of $27 million, which consisted of $59 million of settlement charges for lump-sum distributions from the pilot pension plans, a $14 million credit associated with the officers' surrender of March 2006 restricted stock units and an $18 million reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft. In 2005, the company recorded special charges of $67 million, which consisted of a curtailment charge of $43 million related to the freezing of the portion of the defined benefit pension plan attributable to pilots, $40 million of settlement charges related to lump-sum distributions from the pilot pension plans and a $16 million reduction of previously recorded expense related to permanently grounded aircraft.

  In connection with the adoption of FAS123(R), the company recorded a $26 million cumulative effect of an accounting change to accrue the liability for fair value of restricted stock units as of January 1, 2006.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2006	2005		2006	2005

Mainline Operations:
Passengers (thousands) (A)	12,035	11,233	7.1%	48,788	44,939	8.6%
Revenue passenger miles (millions)	19,229	17,678	8.8%	79,192	71,261	11.1%
Available seat miles (millions)	23,989	22,625	6.0%	97,667	89,647	8.9%
Cargo ton miles (millions)	282	275	2.5%	1,075	1,018	5.6%

Passenger load factor:
Mainline	80.2%	78.1%	2.1 pts.	81.1%	79.5%	1.6 pts.
Domestic	83.0%	80.4%	2.6 pts.	83.6%	81.2%	2.4 pts.
International	76.8%	75.4%	1.4 pts.	78.2%	77.5%	0.7 pts.

Passenger revenue per available seat mile (cents)	9.71	9.20	5.5%	9.96	9.32	6.9%
Total revenue per available seat mile (cents)	10.99	10.39	5.8%	11.17	10.46	6.8%
Average yield per revenue passenger mile (cents)	12.11	11.77	2.9%	12.29	11.73	4.8%

Cost per available seat mile (CASM) (cents) (B)	10.64	10.50	1.3%	10.56	10.22	3.3%
Special charges per available seat mile (cents)	0.09	0.09	NM	0.03	0.07	NM
CASM, holding fuel rate constant (cents) (B)	10.75	10.50	2.4%	10.12	10.22	(1.0)%

Average price per gallon of fuel, including fuel taxes (cents)	200.64	207.39	(3.3)%	206.35	177.55	16.2%
Fuel gallons consumed (millions)	361	344	4.9%	1,471	1,376	6.9%

Actual aircraft in fleet at end of period	366	356	2.8%	366	356	2.8%
Average length of aircraft flight (miles)	1,409	1,393	1.1%	1,431	1,388	3.1%
Average daily utilization of each aircraft (hours)	10:50	10:22	4.5%	11:07	10:31	5.6%

Regional Operations:
Passengers (thousands) (A)	4,568	4,214	8.4%	18,331	16,076	14.0%
Revenue passenger miles (millions)	2,542	2,356	7.9%	10,325	8,938	15.5%
Available seat miles (millions)	3,292	3,095	6.4%	13,251	11,973	10.7%
Passenger load factor	77.2%	76.1%	1.1 pts.	77.9%	74.7%	3.2 pts.
Passenger revenue per available seat mile (cents)	16.21	16.39	(1.1)%	17.16	15.67	9.5%
Average yield per revenue passenger mile (cents)	21.00	21.52	(2.4)%	22.03	20.99	5.0%
Actual aircraft in fleet at end of period	272	266	2.3%	272	266	2.3%

Consolidated Operations (Mainline and Regional):
Passengers (thousands) (A)	16,603	15,447	7.5%	67,119	61,015	10.0%
Revenue passenger miles (millions)	21,771	20,034	8.7%	89,517	80,199	11.6%
Available seat miles (millions)	27,281	25,720	6.1%	110,918	101,620	9.1%
Passenger load factor	79.8%	77.9%	1.9 pts.	80.7%	78.9%	1.8 pts.
Passenger revenue per available seat mile (cents)	10.49	10.06	4.3%	10.82	10.07	7.4%
Average yield per revenue passenger mile (cents)	13.15	12.92	1.8%	13.41	12.76	5.1%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
Earnings (Loss) per Share

Diluted earnings (loss) per share	$(0.29)	$ 3.30

Adjustments:
Special charges	0.25	0.24
Gain on sale of Copa Holdings, S.A. shares	-	(0.82)
Cumulative effect of change in accounting principle	-	0.23

Diluted earnings (loss) per share, excluding special items (A)	$(0.04)	$ 2.95

	Three Months Ended December 31, 2006	Year Ended December 31, 2006	Year Ended December 31, 2005
Net Income (Loss) (in millions)

Net income (loss)	$(26)	$343	$(68)

Adjustments:
Special charges	22	27	67
Gain on sale of Copa Holdings, S.A. shares	-	(92)	(106)
Gain on disposition of ExpressJet Holdings shares	-	-	(98)
Cumulative effect of change in accounting principle	-	26	-

Net income (loss), excluding special items (A)	$ (4)	$304	$(205)
	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2006	2005		2006	2005

CASM Mainline Operations (cents)

Cost per available seat mile (CASM)	$10.64	$10.50	1.3%	$10.56	$10.22	3.3%

Less: Current year fuel cost per available seat mile (B)	(3.02)	-	NM	(3.11)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.13	-	NM	2.67	-	NM

CASM, holding fuel rate constant (A)	10.75	10.50	2.4%	$10.12	$10.22	(1.0)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

- more -

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Change
Operating Income (Loss) (in millions)

Operating income (loss)	$20	$(94)	$114

Adjustments:
Special charges	22	21	1

Operating income (loss), excluding special charges (A)	$42	$(73)	$115

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

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